AS FILED THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 2 7 , 202 3

Securities Act File No. 333-249652

Investment Company Act File No. 811-23611

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-1A

|X| REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

[ ]	Pre-Effective Amendment No. __

[X]	Post-Effective Amendment No. 1 3

and/or

|X| REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940

[X]	Amendment No. 1 4

JAMES ALPHA FUNDS TRUST

(a Delaware statutory trust)

(Exact Name of Registrant as Specified in Charter)

515 Madison Avenue
New York, New York 10022

(Address of Principal Executive Office)

(646) 201-4042

(Registrant's Telephone Number, Including Area Code)

The Corporation Trust Company
Corporation Trust Center
1209 Orange Street
Wilmington, Delaware 19801

(Name and Address of Agent for Service)

With copy to:

Matthew DiClemente, Esq.

Stradley Ronon Stevens & Young, LLP

2005 Market Street, Suite 2600,

Philadelphia, Pennsylvania 19103

It is proposed that this filing will become effective (check appropriate box)

X	immediately upon filing pursuant to Rule 462 (d).

This Post-Effective Amendment consists of the following:

1.	Facing Sheet of Registration Statement

2.	Part C to the Registration Statement (including signature page)

3.	Exhibit (j)

If appropriate, check the following box:

This post-effective amendment designates a new effective date for a previously filed post-effective amendment.

EXPLANATORY NOTE

This Post-Effective Amendment No. 13 is being filed solely for the purpose of adding an exhibit to such Registration Statement (exhibit (j)) to Item 28 of this Registration Statement on Form N-1A (the “Registration Statement”). Part A and B of the Registration Statement filed with the Securities and Exchange Commission on June 28, 2022, as amended or supplemented to date pursuant to Rule 497 under the Securities Act of 1933, as amended, are incorporated by reference herein.

PART C

OTHER INFORMATION

Item 28. EXHIBITS

(a)(1)	Amended and Restated Agreement and Declaration of Trust of the Registrant is incorporated by reference to the Registrant’s Registration Statement filed on January 26, 2021.

(a)(2)	Amendment No. 1 to the Amended and Restated Agreement and Declaration of Trust of the Registrant is incorporated by reference to the Registrant’s Registration Statement filed on January 26, 2021.

(a)(3)	Amended Schedule A to the Amended and Restated Agreement and Declaration of Trust of the Registrant is incorporated by reference to the Registrant’s Registration Statement filed on September 10, 2021.

(b)	Bylaws of the Registrant are incorporated herein by reference to the Registrant’s initial Registration Statement filed on October 23, 2020.

(c)	Agreement and Declaration of Trust: Articles II, VI, VII, VIII, and IX; and Bylaws: Articles IV, V, and VI define the rights of security holders.

(d)(1)	Investment Advisory Agreements by and between the Registrant, on behalf of Easterly Global Real Estate Fund, Easterly Global Macro Fund, Easterly Hedged Equity Fund, Easterly Multi-Strategy Alternative Income Fund, Easterly Total Hedge Portfolio, Easterly EHS Fund, and Easterly Income Opportunities Fund, and Easterly Funds LLC (formerly known as James Alpha Advisors, LLC) is incorporated by reference to the Registrant’s Registration Statement filed on March 19, 2021.

(d)(2)	Form of Operating Expense Limitation Agreement by and between the Registrant, on behalf of Easterly Global Real Estate Fund, Easterly Global Macro Fund, Easterly Hedged Equity Fund, Easterly Multi-Strategy Alternative Income Fund, Easterly Total Hedge Portfolio, Easterly EHS Fund, and Easterly Income Opportunities Fund, and Easterly Funds LLC is incorporated by reference to the Registrant’s Registration Statement filed on March 30, 2022.

(d)(3)	Amended and Restated Investment Sub-Advisory Agreement by and between Easterly Funds LLC and Orange Investment Advisors, LLC for Easterly Income Opportunities Fund is incorporated by reference to the Registrant’s Registration Statement filed on November 8, 2021.

(d)(4)	Investment Sub-Advisory Agreement by and between Easterly Funds LLC and Ranger Global Real Estate Advisors, LLC for Easterly Global Real Estate Fund is incorporated by reference to the Registrant’s Registration Statement filed on November 8, 2021.

(d)(5)	Form of Amended and Restated Investment Sub-Advisory Agreement by and between Easterly Funds LLC and Ranger Global Real Estate Advisors, LLC for Easterly Multi Strategy Alternative Income Fund is incorporated by reference to the Registrant’s Registration Statement filed on March 30, 2022.

(d)(6)	Operating Expense Limitation Agreement by and between the Registrant, on behalf of Easterly Snow Small Cap Value Fund and Easterly Snow Long/Short Opportunity Fund, and Easterly Investment Partners LLC is incorporated by reference to the Registrant’s Registration Statement filed on November 8, 2021.

(d)(7)	Amended and Restated Investment Sub-Advisory Agreement by and between Easterly Funds LLC and EAB Investment Group, LLC for Easterly Hedged Equity Fund is incorporated by reference to the Registrant’s Registration Statement filed on November 8, 2021.

(d)(8)	Form of Amended and Restated Investment Sub-Advisory Agreement by and between Easterly Funds LLC and Bullseye Asset Management, LLC for Easterly Multi Strategy Alternative Income Fund is incorporated by reference to the Registrant’s Registration Statement filed on March 30, 2022.

(d)(9)	Form of Amended and Restated Investment Sub-Advisory Agreement by and between Easterly Funds LLC and Kellner Private Fund Management, LP for Easterly Multi Strategy Alternative Income Fund is incorporated by reference to the Registrant’s Registration Statement filed on March 30, 2022.

(d)(10)	Form of Amended and Restated Investment Sub-Advisory Agreement by and between Easterly Funds LLC and Lazard Asset Management LLC for Easterly Multi Strategy Alternative Income Fund is incorporated by reference to the Registrant’s Registration Statement filed on March 30, 2022.

(d)(11)	Reserved.
(d)(12)	Reserved.

(d)(13)	Reserved.

(d)(14)	Forms of Cayman Subsidiary Investment Advisory Agreements is incorporated by reference to the Registrant’s Registration Statement filed on January 26, 2021.

(d)(15)	Investment Management Agreements by and between the Registrant, on behalf of the Easterly Snow Small Cap Value Fund and Easterly Snow Long/Short Opportunity Fund, and Easterly Investment Partners LLC are incorporated by reference to the Registrant’s Registration Statement filed on November 8, 2021.

(e)(1)	Distribution Agreement by and between the Registrant and the Distributor is incorporated by reference to the Registrant’s Registration Statement filed on March 19, 2021.

(e)(2)	Amendment No. 1 to the Distribution Agreement by and between the Registrant and the Distributor is incorporated by reference to the Registrant’s Registration Statement filed on June 28, 2022.

(f)	Not applicable.

(g)	Custodian Agreement by and between the Registrant and the Custodian is incorporated by reference to the Registrant’s Registration Statement filed on September 10, 2021.

(h)(1)	Administration Agreement by and between the Registrant and the Administrator is incorporated by reference to the Registrant’s Registration Statement filed on March 19, 2021.

(h)(2)	Amendment No. 1 to the Administration Agreement by and between the Registrant and the Administrator is incorporated by reference to the Registrant's Registration Statement filed on December 29, 2022.

(h)(3)	Amendment No. 2 to the Administration Agreement by and between the Registrant and the Administrator is incorporated by reference to the Registrant’s Registration Statement filed on June 28, 2022.

(h)(4)	Form of Supervision Agreement by and between Registrant and Easterly Funds LLC is incorporated by reference to the Registrant's Registration Statement filed on January 26, 2021.

(i)(1)	Opinion and Consent of Counsel is incorporated by reference to the Registrant's Registration Statement filed on January 26, 2021.

(i)(2)	Opinion and Consent of Counsel is incorporated by reference to the Registrant's Registration Statement filed on September 10, 2021.

(j)	Consent of prior independent registered public accounting firm is filed herewith.

(k)	Not applicable.

(l)	Not applicable.

(m)(1)	Form of Amended Distribution and Shareholder Services Plan regarding Class A shares is incorporated by reference to the Registrant's Registration Statement filed on December 29, 2021.

(m)(2)	Form of Amended Distribution and Shareholder Services Plan regarding Class C shares is incorporated by reference to the Registrant's Registration Statement filed on December 29, 2021.

(m)(3)	Distribution and Shareholder Services Plan regarding Class A shares with respect to the Easterly Snow Small Cap Value Fund and Easterly Snow Long/Short Opportunity Fund is incorporated by reference to the Registrant’s Registration Statement filed on November 8, 2021.

(m)(4)	Distribution and Shareholder Services Plan regarding Class C shares with respect to the Easterly Snow Small Cap Value Fund and Easterly Snow Long/Short Opportunity Fund is incorporated by reference to the Registrant’s Registration Statement filed on November 8, 2021.

(n)(1)	Rule 18f-3 Plan is incorporated by reference to the Registrant’s Registration Statement filed on January 26, 2021.

(n)(2)	Exhibit A to Rule 18f-3 Plan is incorporated by reference to the Registrant’s Registration Statement filed on September 10, 2021.

(o)	Reserved.

(p)(1)	Code of Ethics for the Registrant is incorporated by reference to the Registrant’s Registration Statement filed on January 26, 2021.

(p)(2)	Code of Ethics for Easterly Funds LLC is incorporated by reference to the Registrant’s Registration Statement filed on January 26, 2021.

(p)(3)	Code of Ethics for the Distributor is incorporated by reference to the Registrant’s Registration Statement filed on January 26, 2021.

(p)(4)	Code of Ethics for Orange Investment Advisors, LLC is incorporated by reference to the Registrant’s Registration Statement filed on January 26, 2021.

(p)(5)	Code of Ethics for Ranger Global Real Estate Advisors, LLC is incorporated by reference to the Registrant’s Registration Statement filed on January 26, 2021.

(p)(6)	Code of Ethics for EAB Investment Group, LLC is incorporated by reference to the Registrant’s Registration Statement filed on January 26, 2021.

(p)(7)	Code of Ethics for Bullseye Asset Management, LLC is incorporated by reference to the Registrant’s Registration Statement filed on January 26, 2021.

(p)(8)	Code of Ethics for Kellner Private Fund Management, LP is incorporated by reference to the Registrant’s Registration Statement filed on January 26, 2021.

(p)(9)	Code of Ethics for Lazard Asset Management LLC is incorporated by reference to the Registrant’s Registration Statement filed on January 26, 2021.

(p)(10)	Code of Ethics for Easterly Investment Partners LLC is incorporated by reference to the Registrant’s Registration Statement filed on September 10, 2021.

(q)	Powers of Attorney are incorporated by reference to the Registrant’s Registration Statement filed on January 26, 2021.

Item 29. PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH REGISTRANT.

No person is controlled by or under common control with the Registrant.

Item 30. INDEMNIFICATION.

Reference is made to Article VIII of the Registrant’s Amended and Restated Agreement and Declaration of Trust, which is incorporated by reference to the Registrant’s Registration Statement filed on March 19, 2021.

Insofar as indemnification for liability arising under the Securities Act of 1933, as amended (“1933 Act”), may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission (“SEC”) such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

Item 31. BUSINESS AND OTHER CONNECTIONS OF INVESTMENT ADVISERS.

See "Management of the Trust" in the Prospectus and "Investment Advisory Services" in the Statement of Additional Information regarding the business of the investment advisers. For information as to the business, profession, vocation or employment of a substantial nature of each of the officers and directors of the investment advisers, reference is made to the Form ADV of Easterly Funds LLC, No. 801-106805, the Form ADV of Easterly Investment Partners LLC, No. 801-114563, the Form ADV of EAB Investment Group, LLC, File No. 801-96306, the Form ADV of Ranger Global Real Estate Advisors, LLC, File No. 801-108081, and the Form ADV of Orange Investment Advisers, LLC, File No. 801-111976 filed under the Investment Advisers Act of 1940, and Schedules D and F thereto, incorporated by reference into this Registration Statement.

Item 32. PRINCIPAL UNDERWRITERS.

(a)	Ultimus Fund Distributors, LLC (the “Distributor”), 225 Pictoria Drive, Suite 450, Cincinnati, Ohio 45246, also acts as the principal underwriter for Hussman Investment Trust, Schwartz Investment Trust, Williamsburg Investment Trust, The Investment House Funds, F/m Funds Trust, Chesapeake Investment Trust, The Cutler Trust, CM Advisors Family of Funds, AlphaMark Investment Trust, Papp Investment Trust, Eubel Brady & Suttman Mutual Fund Trust, The Conestoga Funds, Centaur Mutual Funds Trust, Caldwell & Orkin Funds, Inc., Ultimus Managers Trust, Oak Associates Funds, Segall Bryant & Hamill Trust, Yorktown Funds, Bruce Fund, Inc., Commonwealth International Series Trust, Capital Series Trust, Unified Series Trust, Valued Advisers Trust, HC Capital Trust, Waycross Independent Trust, Volumetric Fund, MSS Series Trust, VELA Funds, Connors Funds, Cantor Select Portfolios Trust , James Advantage Funds, Rocky Mountain Opportunity Trust , Rocky Mountain Opportunity Trust, Peachtree Alternative Strategies Fund, Cross Shore Discovery Fund, Lind Capital Partners Municipal Credit Income Fund, Fairway Private Equity & Venture Capital Opportunities Fund, Dynamic Alternatives Fund, Cantor Fitzgerald Sustainable Infrastructure Fund, and Flat Rock Enhanced Income Fund, and Peak Income Plus Fund .

(b)       The following list sets forth the directors and executive officers of the Distributor:

Name	Position with Distributor	Position with Registrant
Kevin M. Guerette	President	None
Stephen L. Preston	Chief Compliance Officer, FINOP & Anti-Money Laundering Officer	None
Melvin Van Cleave	Chief Technology Officer and Chief Information Security Officer	None
Douglas K. Jones	Vice President	None

The address of the Distributor and each of the above-named persons is 225 Pictoria Drive, Suite 450, Cincinnati, Ohio 45246.

(c)       Not applicable.

Item 33. LOCATION OF ACCOUNTS AND RECORDS.

Ultimus Fund Solutions, LLC, 225 Pictoria Drive, Suite 450, Cincinnati, Ohio 45246 (records relating to its functions as Registrant’s fund accountant and transfer agent).

Ultimus Fund Solutions, LLC, 80 Arkay Drive, Suite 110, Hauppauge, New York 11788 (records relating to its administration function and Registrant’s Minutes).

Ultimus Fund Distributors, LLC, 225 Pictoria Drive, Suite 450, Cincinnati, Ohio 45246 (records as distributor).

Brown Brothers Harriman & Co., 50 Post Office Square, Boston, MA 02110 (records relating to its function as custodian).

Records required by 31a-1(b) (9) and (b) (10) will be maintained on behalf of the following Funds by their respective Advisers:

Easterly Global Real Estate Fund	Easterly Funds LLC 515 Madison Avenue, 24th Fl. New York, New York 10022
Ranger Global Real Estate Advisors, LLC 405 Lexington Ave, Suite 3401 New York, NY 10174

Easterly Hedged Equity Fund	Easterly Funds LLC 515 Madison Avenue, 24th Fl. New York, New York 10022
EAB Investment Group, LLC 103 Carnegie Center, Suite 300 Princeton, New Jersey 08540

Easterly Income Opportunities Fund	Easterly Funds LLC 515 Madison Avenue, 24th Fl. New York, New York 10022
Orange Investment Advisers, LLC 243 W. Park Avenue, Suite 201 Winter Park, Florida 32789

Easterly Snow Small Cap Value Fund Easterly Snow Long/Short Opportunity Fund	Easterly Investment Partners LLC 138 Conant Street Beverly, MA 01915

Item 34. MANAGEMENT SERVICES.

Not Applicable.

Item 35. UNDERTAKINGS.

Not Applicable.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has duly caused this amendment to its registration statement to be signed on its behalf by the undersigned, duly authorized, in the city of Cambridge , and State of Massachusetts , on the 2 7 th day of June, 202 3 .

JAMES ALPHA FUNDS TRUST

By: /s/ Darrell Crate*

Name: Darrell Crate

Title: President and Chairperson

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE
/s/ Darrell Crate* Darrell Crate	President, Trustee and Chairperson of the Board (principal executive officer)	June 2 7 , 202 3
/s/ Michael J. Montague * Michael J. Montague	Treasurer (principal financial officer)	June 2 7 , 202 3
/s/ Neil Medugno* Neil Medugno	Trustee	June 2 7 , 202 3
/s/ A. Clayton Spencer * Patricia Walker	Trustee	June 2 7 , 202 3

* By:

/s/ Timothy Burdick

Timothy Burdick, Attorney-in-Fact

Pursuant to Power of Attorney

EXHIBIT INDEX

(j)	Consent of prior independent registered public accounting firm